Exhibit 99.1

HF Sinclair Corporation Announces Full Redemption of its 5.875% Senior Notes due 2026, its 6.375% Senior Notes due 2027 and the 6.375% Senior Notes due 2027 of its Wholly Owned Subsidiaries, Holly Energy Partners, L.P. and Holly Energy Finance Corp.

DALLAS, TEXAS, August 20, 2025—HF Sinclair Corporation (the “Corporation”) (NYSE and NYSE Texas: DINO) today announced that it will redeem all of its outstanding 5.875% Senior Notes due 2026 (the “2026 Notes”) and its 6.375% Senior Notes due 2027 (the “2027 DINO Notes”) and all of the outstanding 6.375% Senior Notes due 2027 of Holly Energy Partners, L.P., a Delaware limited partnership, and Holly Energy Finance Corp,. a Delaware corporation, each a wholly owned subsidiary of the Corporation (the “2027 HEP Notes” and together with the 2026 Notes and the 2027 DINO Notes, the “Notes”). The redemption price (i) for the 2026 Notes will equal the greater of (a) 100% of the principal amount of the 2026 Notes to be redeemed and (b) the “make-whole” redemption premium specified in the indenture, as supplemented, governing the Notes, plus, in either case, accrued and unpaid interest to the Redemption Date (as defined below), (ii) for the 2027 DINO Notes will equal 101.594% of the outstanding aggregate principal amount of the 2027 DINO Notes, plus accrued and unpaid interest to the Redemption Date (as defined below), and (iii) for the 2027 HEP Notes will equal 101.594% of the outstanding aggregate principal amount of the 2027 HEP Notes, plus accrued and unpaid interest to the Redemption Date (as defined below). The redemption of the Notes is scheduled to occur on August 30, 2025 (the “Redemption Date”). The Corporation intends to fund the redemption with the net proceeds of the Corporation’s registered offering of $500,000,000 aggregate principal amount of senior notes completed on August 18, 2025. On and after the Redemption Date, the Notes will no longer be deemed outstanding, interest will cease to accrue thereon and all rights of the holders of the Notes will cease, except for the right to receive the redemption price. This release does not constitute a Notice of Redemption of the Notes.

Computershare Trust Company, N.A. (the “DINO Trustee”) is serving as the paying agent for the 2026 Notes and the 2027 DINO Notes. Copies of the Notice of Redemption and additional information relating to the redemption of the 2026 Notes and 2027 DINO Notes may be obtained from the DINO Trustee, 1505 Energy Park Dr., St. Paul, MN 55108, telephone: 1-800-344-5128.

U.S. Bank Trust Company, National Association (the “HEP Trustee”) is serving as the paying agent for the 2027 HEP Notes. Copies of the Notice of Redemption and additional information relating to the redemption of the 2027 HEP Notes may be obtained from the HEP Trustee, 1255 Corporate Drive, 6th Floor, Irving, TX 75038, telephone: 1-800-934-6802.

About HF Sinclair Corporation

HF Sinclair Corporation, headquartered in Dallas, Texas, is an independent energy company that produces and markets high-value light products such as gasoline, diesel fuel, jet fuel, renewable diesel and lubricants and specialty products. HF Sinclair owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming, Washington and Utah. HF Sinclair provides petroleum product and crude oil transportation, terminalling, storage and throughput services to our refineries and the petroleum industry. HF Sinclair markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states and supplies high-quality fuels to more than 1,700 branded stations and licenses the use of the Sinclair brand to more than 300 additional locations throughout the country.

HF Sinclair produces renewable diesel at two of its facilities in Wyoming and also at its facility in New Mexico. In addition, subsidiaries of HF Sinclair produce and market base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and export products to more than 80 countries.

FOR FURTHER INFORMATION, Contact:

Craig Biery, Vice President, Investor Relations

HF Sinclair Corporation

214-954-6510